United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2012
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On February 16, 2012, Ultralife Corporation (the “Company”) announced its intention to divest its RedBlack Communications, Inc. (“RedBlack”) business in 2012. RedBlack, a wholly owned subsidiary of the Company based in Hollywood, Maryland, designs, integrates and fields mobile, modular and fixed site communication and electronic systems.  Commencing in the first quarter of 2012, the results and related divestiture costs have been reported as discontinued operations.

On September 28, 2012, the Company entered into and closed a Stock Purchase Agreement (the “Agreement”) to sell 100% of its capital stock in RedBlack to BCF Solutions, Inc. (“Buyer”), based in Chantilly, VA.  The Buyer’s purchase price for RedBlack was $2,533,000.  In addition, there will be a customary post-closing working capital adjustment to the purchase price which is expected to be completed within ninety days.

The Agreement contains customary representations and warranties that will survive closing for a period of two to three years.  The Agreement also contains customary indemnification for breaches of the representation and warranties identified in the Agreement.

Pursuant to the Agreement, the Company is prohibited from engaging or participating with any current customer of RedBlack in any business, directly or indirectly, that competes with the business conducted by RedBlack for two years.  The Company is also prohibited from hiring, soliciting, or recruiting any current employee, independent contractor or consultant of the Buyer or RedBlack for two years.

The full text of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2012		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer